Exhibit 99.1

Citizens Community Bancorp, Inc. Reports Second Quarter 2013 Earnings, Financial Results
Quarterly Performance Demonstrates Year-Over-Year Asset Quality Improvement

Eau Claire, WI, April 26, 2013 – Citizens Community Bancorp, Inc. (NasdaqGM: CZWI) (the "Company"), parent company of Citizens Community Federal (the “Bank”), a financial institution offering full-service retail-focused banking and lending, today announced unaudited financial results for the fiscal 2013 second quarter ended March 31, 2013.

Highlights

●	Net income during the fiscal second quarter of 2013 was $333,000 or $0.06 per diluted share, compared with net income of $66,000 or $0.01 per diluted share during the fiscal second quarter of 2012. Management believes the fiscal second quarter of 2013 results evidence improvement in earnings and asset quality.
●	The Company’s provision for loan losses was $765,000 during the fiscal second quarter of 2013, compared with $1.1 million during the prior year’s fiscal second quarter. The reduction in the provision contributed to the Company's growth in its net interest income after provision for loan losses to $4.0 million during the fiscal second quarter of 2013, compared with net interest income after provision for loan losses of $3.9 million during the same period of fiscal 2012.
●	Income from loan fees and service charges increased to $163,000 during the fiscal second quarter of 2013, compared with $115,000 during the fiscal second quarter of 2012. The primary driver of loan fee income growth between the periods was service release premiums associated with the sale of real estate mortgage loans to the secondary market, a capability the Company added in March 2012, and fees associated with new loan products introduced during fiscal 2013.
●	The Company’s expanded commercial lending program generated $2.9 million in new loans during fiscal second quarter 2013.
●	Total non-performing loans were $4.6 million at March 31, 2013, compared with $6.0 million at March 31, 2012. Company management believes that this reduction in total non-performing loans is a direct result of the Company's continued efforts in undertaking actions to improve its balance sheet.
●	The Company grew total assets to $542.5 million at March 31, 2013 from $530.2 million at September 30, 2012 and $534.5 million at December 31, 2012.
●	The Company’s tier 1 capital to adjusted total assets ratio was 9.9% at March 31, 2013, compared with 10.2% at March 31, 2012. The Company’s total capital to risk weighted assets ratio was 16.2% at March 31, 2013, compared with 15.1% at March 31, 2012.

Edward H. Schaefer, President and CEO, stated:  “The second quarter results were very encouraging.  We experienced loan and deposit growth and improvements in asset quality, while continuing to manage our interest and noninterest expense.  Our positive earnings performance during the second quarter of fiscal 2013 reflects a reduction of expenses related to loan quality issues and our ongoing work to generate operational efficiencies.”

“The termination of the Memorandum of Understanding (MOU) by the Office of the Comptroller of the Currency and Federal Reserve Bank and a “Satisfactory” rating on our most recent Community Reinvestment Act (CRA) evaluation, will allow us to focus on new products and services to drive revenue and enhance our ability to create shareholder value.  The MOU termination freed the Company to once again declare a dividend and our Board of Directors, at its regular March 2013 board meeting, declared an annual dividend in the amount of $0.02 per share.  Paying a dividend is something that Citizens Community Bancorp, Inc. has not been able to do since August of 2009.”

“Credit quality continued to improve with net charge offs, nonperforming assets and delinquent loans all declining from the previous year.  The Company’s capital position remains strong and exceeds regulatory standards for a well-capitalized bank.”

Income Statement and Balance Sheet Overview

The Company reported total interest and dividend income of $6.1 million during the quarter ended March 31, 2013, compared with $6.7 million during the quarter ended March 31, 2012.  This decrease was largely due to the reduction in higher rate loan average balances between the periods. Interest expense declined to $1.3 million during the fiscal second quarter of 2013, compared with $1.7 million during the fiscal second quarter of 2012. This decline in interest expense from the prior year primarily reflected the re-pricing of higher-rate money market accounts and certificates of deposit, as well as a reduction in interest on borrowed funds.

Net interest income before provision for loan losses was $4.8 million during the fiscal second quarter of 2013, compared with $5.0 million during the fiscal second quarter of 2012, reflecting the decline in interest income noted above, which was partially offset by our interest expense reduction described above during the most recent quarter.

Non-interest income increased to $696,000 during the quarter ended March 31, 2013, compared with $602,000 during the same period of the prior fiscal year, primarily as a result of the following factors: a $398,000 gain on sale of available for sale securities during the fiscal second quarter of 2013, compared to a $3,000 loss during the same period of the prior year, offset by an increase in other than temporary losses from non-agency mortgage-backed securities in the amount of $372,000 over the comparable prior year period; and an increase in revenue from loan fees and service charges of $48,000 during the current quarter as compared to the same period in the prior year.

Total non-interest expense declined to $4.2 million during the quarter ended March 31, 2013, compared with $4.4 million during the quarter ended March 31, 2012, primarily reflecting an insurance settlement reimbursement for legal fees incurred.

Net interest margin was 3.66% and the Bank’s net interest spread was 3.55% at March 31, 2013, compared with net interest margin of 3.91% and net interest spread of 3.79% at March 31, 2012, which reflect continuing economic pressure on our margins in an extended low-interest rate environment.

The Company reported net loans receivable of $416.1 million at March 31, 2013, compared with $415.3 million at December 31, 2012 and $422.0 million at September 30, 2012. As Schaefer notes below, the Company has increased its commercial real estate loan portfolio in the last quarter by $2.9 million and has grown consumer personal loans by $2.5 million.

“This increase in loan growth for the current year quarter was the result of new loans from our expanded Commercial Services and Indirect Lending, which were offset by loan reductions in the form of payments, payoffs and problem loans being moved off the Company’s balance sheet,” Schaefer noted.

The Company’s allowance for loan losses was $5.9 million at March 31, 2013, compared with $5.8 million at December 31, 2012 and $5.7 million at September 30, 2012. Non-accruing loans were $3.7 million at March 31, 2013, compared with $5.1 million at December 31, 2012 and $4.5 million at September 30, 2012.  Net loans charged off for the six months ended March 31, 2013 were $1.5 million, compared to $1.9 million for the same period in the prior year.

Loans 30 days or more past due were $6.7 million as of March 31, 2013, compared with $11.5 million as of March 31, 2012. As a ratio to total loans, past due loans declined to 1.60% as of the end of the fiscal second quarter of 2013 from 2.69% as of the same period in the prior year.

Total deposits were $436.5 million as of March 31, 2013, compared with $427.3 million as of December 31, 2012, and $422.1 million at 2012 fiscal year end.  “Core deposits increased $10.4 million from September 30, 2012 through March 31, 2013, while Certificates of Deposit, increased $4.0 million for the same period,” explained Schaefer.  “We continue to analyze the profitability of our branch network and look for new opportunities to pursue banking relationships and new product offerings that will enhance our revenues and profitability.”

At March 31, 2013, the bank's total capital to risk weighted assets was 16.2%, tier 1 capital to risk weighted assets was 14.9% and tier 1 capital to adjusted total assets was 9.9%. All ratios exceeded regulatory standards for a well-capitalized institution.  Tangible book value per share was $10.52 per common share as of March 31, 2013.

Schaefer concluded: “Our fiscal 2013 six month performance demonstrated considerable progress on a number of fronts. We feel our diligent efforts to improve our asset quality and capital position were certainly reflected in the termination of the MOU and the “Satisfactory” rating on our CRA evaluation.  Although the current banking, economic and regulatory climate presents challenges, and the competition for quality new business remains intense, we feel we are positioned to grow our market share and increase shareholder value.  We appreciate the continued loyalty our shareholders have demonstrated in supporting the Company and the dedication our employees have shown in helping the bank resolve its regulatory responsibilities.”

About the Company

Citizens Community Federal, a wholly owned subsidiary of Citizens Community Bancorp, Inc., is a full-service bank based in Eau Claire, Wisconsin, serving more than 50,000 customers in Wisconsin, Minnesota and Michigan through 25 branch locations, including 17 locations in Walmart Supercenters. The Company’s stock trades on the NASDAQ Global Market under the symbol “CZWI.”

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this news release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would” or the negative of those terms or other words of similar meaning. Such forward-looking statements in this news release are inherently subject to many uncertainties arising in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to consumer demand for the Bank’s products and services; the Bank’s ability to maintain current deposit and loan levels at current interest rates; competitive and technological developments; deteriorating credit quality, including changes in the interest rate environment reducing interest margins; prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; the Bank’s ability to maintain required capital levels and adequate sources of funding and liquidity; maintaining capital requirements may limit the Bank’s operations and potential growth; changes and trends in capital markets; competitive pressures among depository institutions; effects of critical accounting estimates and judgments; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies overseeing the Bank; further write-downs in the Bank’s mortgage-backed securities portfolio; the Bank’s ability to implement its cost-savings and revenue enhancement initiatives; legislative or regulatory changes or actions or significant litigation adversely affecting the Bank; fluctuation of the Company’s stock price; the Bank's ability to attract and retain key personnel; the Bank's ability to secure confidential information through the use of computer systems and telecommunications networks; and the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the year ended September 30, 2012 filed with the Securities and Exchange Commission on December 10, 2012. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this report.

Contact: Mark Oldenberg, CFO
  715-836-9994

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Balance Sheets
March 31, 2013 (unaudited) and September 30, 2012 (derived from audited financial statements)
(in thousands, except share data)

	March 31, 2013	September 30, 2012
Assets

Cash and cash equivalents	$26,325	$23,259
Other interest-bearing deposits	2,241	-
Securities available for sale (at fair value)	80,465	67,111
Federal Home Loan Bank stock	3,300	3,800
Loans receivable	422,072	427,789
Allowance for loan losses	(5,930)	(5,745)
Loans receivable, net	416,142	422,044

Office properties and equipment, net	5,214	5,530
Accrued interest receivable	1,561	1,571
Intangible assets	246	274
Foreclosed and repossessed assets, net	610	542
Other assets	6,358	6,052

TOTAL ASSETS	$542,462	$530,183

Liabilities and Stockholders' Equity

Liabilities:
Deposits	$436,543	$422,058
Federal Home Loan Bank advances	47,950	49,250
Other liabilities	2,897	3,772
Total liabilities	487,390	475,080

Stockholders' equity:
Common stock - 5,155,530 and 5,135,550 shares issued, respectively	51	51
Additional paid-in capital	54,104	53,969
Retained earnings	2,019	1,529
Unearned deferred compensation	(193)	(94)
Accumulated other comprehensive loss	(909)	(352)
Total stockholders' equity	55,072	55,103

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$542,462	$530,183

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Statements of Operations (unaudited)
Three and Six Months Ended March 31, 2013 and 2012
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2013	2012	2013	2012

Interest and dividend income:
Interest and fees on loans	$5,707	$6,360	$11,702	$13,162
Interest on investments	391	347	766	688
Total interest and dividend income	6,098	6,707	12,468	13,850
Interest expense:
Interest on deposits	1,221	1,346	2,457	2,841
Interest on borrowed funds	108	328	281	658
Total interest expense	1,329	1,674	2,738	3,499
Net interest income	4,769	5,033	9,730	10,351
Provision for loan losses	765	1,100	1,665	2,640
Net interest income after provision for loan losses	4,004	3,933	8,065	7,711
Non-interest income:
Total fair value adjustments and other-than-temporary impairment	(237)	251	6	(2,751)
Portion of (loss) gain recognized in other comprehensive (loss) income (before tax)	(134)	(251)	(670)	2,078
Net gains (losses) on sale of available for sale securities	398	(3)	608	80
Net gains (losses) on available for sale securities	27	(3)	(56)	(593)
Service charges on deposit accounts	333	340	723	727
Loan fees and service charges	163	115	457	235
Other	173	150	332	283
Total non-interest income	696	602	1,456	652

Non-interest expense:
Salaries and related benefits	2,235	2,212	4,430	4,363
Occupancy	628	616	1,238	1,222
Office	432	303	729	577
Data processing	409	380	793	731
Amortization of core deposit intangible	14	83	28	166
Advertising, marketing and public relations	46	47	87	100
FDIC premium assessment	177	163	352	343
Professional services	(139)	284	227	596
Other	355	333	665	831
Total non-interest expense	4,157	4,421	8,549	8,929

Income (loss) before provision for income tax	543	114	972	(566)
Provision (benefit) for income taxes	210	48	379	(218)
Net income (loss) attibutable to common stockholders	$333	$66	$593	$(348)

Per share information:
Basic earnings	$0.06	$0.01	$0.12	$(0.07)
Diluted earnings	$0.06	$0.01	$0.12	$(0.07)
Cash dividends declared	$0.02	$-	$0.02	$-